As filed with the Securities and Exchange Commission on March __, 2004.

                                                 Registration No 333-111357

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM S-3/A
                                 Amendment No. 2

                          Registration Statement Under
                           THE SECURITIES ACT OF 1933

                               CEL-SCI Corporation
               (Exact name of registrant as specified in charter)

                                    Colorado
                 (State or other jurisdiction of incorporation)

                                              8229 Boone Blvd. #802
                                             Vienna, Virginia 22182
       84-09l6344                              (703) 506-9460
----------------------------        -------------------------------------
    IRS Employer I.D.         (Address, including zip code, and telephone number
         Number)                including area of principal executive offices)

                                  Geert Kersten
                              8229 Boone Blvd. #802
                             Vienna, Virginia 22182
                                 (703) 506-9460
                      ------------------------------------
          (Name and address, including zip code, and telephone number, including area code, of agent for service)

         Copies of all communications, including all communications sent to the agent for service, should be sent to:

                              William T. Hart, Esq.
                                  Hart & Trinen
                             1624 Washington Street
                             Denver, Colorado 80203
                                 (303) 839-0061

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
               From time to time after this Registration Statement
              becomes effective as determined by market conditions

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest
reinvestment plans, check the following box.    [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective
registration for the same offering.    [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement
for the same offering.    [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434,
please check the following box.    [ ]

                         CALCULATION OF REGISTRATION FEE

Title of each                         Proposed      Proposed
 Class of                             Maximum       Maximum
Securities             Securities     Offering      Aggregate       Amount of
  to be                  to be        Price Per     Offering      Registration
Registered            Registered      Share (1)       Price            Fee
----------            ----------     ------------  ------------   -------------

Common stock               (2)            (2)          (2)            (2)

Total                                $50,000,000    $50,000,000      $4,600
                                     ===========    ===========      ======

------------------------------------------------------------------------------


(1) The amount of registration fee, calculated in accordance with Rule 457(o), is the maximum aggregate offering price at which the securities subject to this registration statement are proposed to be offered.

(2) There are being registered hereunder an indeterminate number of shares of Common Stock as may be sold, from time to time, by the Company.

      The Company hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of l933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS
                               CEL-SCI CORPORATION
                                  Common Stock

      CEL-SCI Corporation may offer from time to time shares of common stock at an initial offering price not to exceed $50,000,000, at prices and on terms to be determined at or prior to the time of sale in light of market conditions at the time of sale.

      Specific terms pertaining to the shares of common stock offered by this prospectus will be set forth in one or more accompanying prospectus supplements, together with the terms of the offering and the initial price and the net proceeds to CEL-SCI from the sale. The prospectus supplement will set forth, without limitation, the number of shares of common stock and the terms of the offering and sale of such shares.

      CEL-SCI may sell the shares of common stock offered by this prospectus directly, through agents designated from time to time, or through underwriters or dealers. If any agents of CEL-SCI or any underwriters or dealers are involved in the sale of the securities, the names of the agents, underwriters or dealers, any applicable commissions and discounts, and the net proceeds to the Company will be set forth in the applicable prospectus supplement.

      CEL-SCI may not use this prospectus to complete sales of its common stock unless this prospectus is accompanied by a prospectus supplement.

      The securities offered by this prospectus are speculative and involve a high degree of risk and should be purchased only by persons who can afford to lose their entire investment. For a description of certain important factors that should be considered by prospective investors, see "Risk Factors" beginning on page 5 of this prospectus.

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or has passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

      CEL-SCI's common stock is traded on the American Stock Exchange under the symbol "CVM". On March __, 2004 the closing price of CEL-SCI's Common on the American Stock Exchange was $_____.









                  The date of this prospectus is March __, 2004

                               PROSPECTUS SUMMARY

THIS SUMMARY IS QUALIFIED BY THE MORE DETAILED INFORMATION APPEARING ELSEWHERE IN THIS PROSPECTUS.

CEL-SCI
--------

      CEL-SCI Corporation was formed as a Colorado corporation in 1983. CEL-SCI is involved in the research and development of certain drugs and vaccines. MULTIKINE(R), CEL-SCI's first and main product, uses CEL-SCI's proprietary cell culture technologies. CEL-SCI is testing MULTIKINE to determine if it is effective in creating an anti-cancer immune response in head and neck cancer patients, and in HIV-infected women with Human Papilloma Virus induced cervical dysplasia, the precursor stage before the development of cervical cancer. MULTIKINE has been shown to induce both an anti-cancer immune response and to significantly increase the susceptibility of tumor cells to radiation therapy.

      LEAPS, another technology of CEL-SCI, is being tested by CEL-SCI to determine if it is effective in developing potential treatments and/or vaccines against various diseases. Present target diseases are herpes simplex, malaria and autoimmune myocarditis.

      Using the LEAPS technology, CEL-SCI discovered a peptide, named CEL-1000, which is currently being tested in animals for the prevention/treatment of herpes simplex, malaria, viral encephalitis, smallpox, vaccinia and a number of other indications. CEL-1000 is also being tested as a bio-terrorism agent by the National Institute of Allergy and Infectious Diseases and by the U.S. Army Research Institute of Infectious Diseases.

      Before human testing can begin with respect to a drug or biological product, preclinical studies are conducted in laboratory animals to evaluate the potential efficacy and the safety of a product. Human clinical studies generally involve a three-phase process. The initial clinical evaluation, Phase I, consists of administering the product and testing for safe and tolerable dosage levels. Phase II trials continue the evaluation of safety and determine the appropriate dosage for the product, identify possible side effects and risks in a larger group of subjects, and provide preliminary indications of efficacy. Phase III trials consist of testing for actual clinical efficacy within an expanded group of patients at geographically dispersed test sites.

      CEL-SCI has completed Phase II clinical trials with MULTIKINE and believes that it has compiled sufficient data and clinical information to justify a Phase III clinical trial for head and neck cancer. CEL-SCI plans to meet with FDA in 2004 to discuss such a trial. Depending on the FDA's review of CEL-SCI's data, the FDA may require additional Phase II trials or may authorize a Phase III clinical trial. CEL-SCI's LEAPS technology is in the pre-clinical stage.

      CEL-SCI has funded the costs associated with the clinical trials relating to CEL-SCI's technologies, research expenditures and CEL-SCI's administrative expenses with the public and private sales of CEL-SCI's securities and borrowings from third parties, including affiliates of CEL-SCI.

      All of CEL-SCI's products are in the development stage. As of December 31, 2003, CEL-SCI was not receiving any revenues from the sale of MULTIKINE or any other products which CEL-SCI was developing.

      CEL-SCI does not expect to develop commercial products for several years, if at all. CEL-SCI has had operating losses since its inception, had an accumulated deficit of approximately $(86,600,000) at September 30, 2003 and expects to incur substantial losses for the foreseeable future.

      CEL-SCI's executive offices are located at 8229 Boone Blvd., #802, Vienna, Virginia 22182, and its telephone number is (703) 506-9460.

THE OFFERING

Securities Offered:

      CEL-SCI may offer from time to time shares of common stock at an initial offering price not to exceed $50,000,000, at prices and on terms to be determined at or prior to the time of sale in light of market conditions at the time of sale. CEL-SCI may not use this prospectus to complete sales of its common stock unless this prospectus is accompanied by a prospectus supplement. See the "Plan of Distribution" section of this prospectus for additional information concerning the manner in which CEL-SCI's shares may be offered.

Common Stock Outstanding:   As of February 27, 2004 CEL-SCI
                            had 65,397,019 shares of common stock issued and outstanding. The number of outstanding shares does not give effect to shares which may be issued upon the exercise and/or conversion of options, warrants or other convertible securities held by the selling shareholders or other persons. If all outstanding warrants and convertible securities were exercised and converted, CEL-SCI would have 80,432,447 outstanding shares of common stock. See "Comparative
                            Share Data".

Risk Factors:               The purchase of the securities offered by
                            this prospectus involves a high degree of risk. Risk factors include the lack of revenues and history of loss, need for additional capital and need for FDA approval. See the "Risk Factors" section of this prospectus for additional Risk Factors.

AMEX Symbol:                CVM

Summary Financial Data

Results of Operations:                  Years Ended
                                        September 30,        Three Months Ended
                                     -------------------      December 31, 2003
                                     2003           2002     -------------------
                                     ----           ----

Grant Revenue and Other:           $318,204     $  384,939       $  73,235
                                   --------     ----------       ---------
Expenses:
   Research and Development       1,915,501      4,699,909         368,348
   Depreciation and Amortization    199,117        226,514          47,927
   General and Administrative     2,287,019      1,754,332         647,440
   Interest Income                  (52,502)       (85,322)        (11,227)
   Interest Expense               2,340,667      2,131,750         126,840
                               ------------   ------------       ---------
   Net Loss                     $(6,371,498)   $(8,342,244)    $(1,106,093)
   Net Loss Attributable to
     Common Stockholders        $(6,480,319)   $(9,989,988)    $(1,106,093)
                                ============   ============    ===========
   Net loss per common share
     (basic and diluted)        $     (0.13)   $     (0.35)    $     (0.02)
                                ===========    ============    ============
Weighted average common shares
   outstanding                   50,961,457     28,746,341      62,848,255
                                ===========    ===========     ===========

Balance Sheet Data:
                                  September 30,
                                2003          2002         December 31, 2003
                                ----          ----         -----------------

Working Capital            $   531,742  $   690,804          $  2,472,948
Total Assets                 2,915,206    3,771,258             3,514,472
Convertible Debt *              32,882      639,288                    --
Note Payable - Covance *       184,330           --                    --
Note Payable - Cambrex*        656,076    1,135,017                    --
Total Liabilities            1,690,100    2,709,087               358,670
Stockholders' Equity         1,225,106    1,062,171             3,155,802

*     Included in Total Liabilities.

Forward Looking Statements

      This prospectus contains various forward-looking statements that are based on CEL-SCI's beliefs as well as assumptions made by and information currently available to CEL-SCI. When used in this prospectus, the words "believe", "expect", "anticipate", "estimate" and similar expressions are intended to identify forward-looking statements. Such statements may include statements regarding seeking business opportunities, payment of operating expenses, and the like, and are subject to certain risks, uncertainties and assumptions which could cause actual results to differ materially from projections or estimates. Factors which could cause actual results to differ materially are discussed at length under the heading "Risk Factors". Should one or more of the enumerated risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. Investors should not place undue reliance on forward-looking statements, all of which speak only as of the date made.

                                  RISK FACTORS

      Investors should be aware that this offering involves the risks described below, which could adversely affect the price of CEL-SCI's common stock. In addition to the other information contained in this prospectus, the following factors should be considered carefully in evaluating an investment in the shares offered by this prospectus.

RISKS RELATED TO CEL-SCI
------------------------

Since CEL-SCI Has Earned Only Limited Revenues and Has a History of Net Losses, CEL-SCI Will Require Additional Capital to Remain in Operation.

      CEL-SCI has had only limited revenues since it was formed in 1983. Since the date of its formation and through December 31, 2003 CEL-SCI incurred net losses of approximately $(87,700,000). During the years ended September 30, 2001, 2002 and 2003 CEL-SCI suffered losses of $(10,733,679), $(8,342,244) and
$(6,371,498) respectively. During the three months ended December 31, 2003 CEL-SCI lost $(1,106,093). CEL-SCI has not derived any revenue from the sale of its products. CEL-SCI has relied principally upon the proceeds of public and private sales of securities and convertible notes to finance its activities to date. All of CEL-SCI's potential products are in the early stages of development, and any commercial sale of these products will be many years away. Accordingly, CEL-SCI expects to incur substantial losses for the foreseeable future. There can be no assurance CEL-SCI will be profitable.

Since CEL-SCI does not intend to pay dividends on its common stock, any return to investors will come only from potential increases in the price of CEL-SCI's common stock.

      At the present time, CEL-SCI intends to use available funds to finance CEL-SCI's operations. Accordingly, while payment of dividends rests within the discretion of the Board of Directors, no common stock dividends have been declared or paid by CEL-SCI and CEL-SCI has no intention of paying any common stock dividends.

If Cel-Sci cannot obtain additional capital, Cel-Sci may have to postpone development and research expenditures which will delay Cel-Sci's ability to produce a competitive product. Delays of this nature may depress the price of CEL-SCI's common stock.

      Clinical and other studies necessary to obtain approval of a new drug can be time consuming and costly, especially in the United States, but also in foreign countries. CEL-SCI's estimates of the costs associated with future clinical trials and research may be substantially lower than the actual costs of these activities. The different steps necessary to obtain regulatory approval, especially that of the Food and Drug Administration, involve significant costs and may require several years to complete. CEL-SCI expects that it will need substantial additional financing over an extended period of time in order to fund the costs of future clinical trials, related research, and general and administrative expenses. Although CEL-SCI's equity line of credit agreement is expected to be a source of funding, the amounts which CEL-SCI is able to draw from the equity line during each drawdown period are limited and may not satisfy CEL-SCI's capital needs.

      The extent of CEL-SCI's clinical trials and research programs are primarily based upon the amount of capital available to CEL-SCI and the extent to which CEL-SCI has received regulatory approvals for clinical trials. CEL-SCI is unable to estimate the future costs of clinical trials since CEL-SCI has not yet met with the FDA to discuss the design of future clinical trials; and until the scope of future clinical trial is known, CEL-SCI will not be able to price any trials with clinical trial organizations.

      Over the past three years CEL-SCI's research and development expenditures have decreased, due in part to the capital available to CEL-SCI. The inability of CEL-SCI to conduct clinical trials or research, whether due to a lack of capital or regulatory approval, will prevent CEL-SCI from completing the studies and research required to obtain regulatory approval for any products which CEL-SCI is developing.

      To raise additional capital CEL-SCI will most likely sell shares of its common stock or securities convertible into common stock at prices that may be below the prevailing market price of CEL-SCI's common stock at the time of sale. The issuance of additional shares will have a dilutive impact on other stockholders and could have a negative effect on the market price of CEL-SCI's common stock. Since April 2001 CEL-SCI has sold approximately 28,000,000 shares of its common stock to private investors at prices that were between 7% and 30% below the market price of CEL-SCI's common stock at the time of sale.

Any failure to obtain or any delay in obtaining required regulatory approvals may adversely affect the ability of CEL-SCI or potential licensees to successfully market any products they may develop.

      Therapeutic agents, drugs and diagnostic products are subject to approval, prior to general marketing, by the FDA in the United States and by comparable agencies in most foreign countries. The process of obtaining FDA and corresponding foreign approvals is costly and time consuming, particularly for pharmaceutical products such as those which might ultimately be developed by CEL-SCI or its licensees, and there can be no assurance that such approvals will be granted. Also, the extent of adverse government regulations which might arise from future legislative or administrative action cannot be predicted Without government approval, CEL-SCI will be unable to sell any of its products.

CEL-SCI has only one manufacturing facility for multikine and should this manufacturing facility be unavailable, CEL-SCI may have to delay its research and development activities.

      CEL-SCI entered into an agreement with Cambrex Bio Science, Inc. whereby Cambrex agreed to provide CEL-SCI with a facility for the periodic manufacturing of MULTIKINE in accordance with Good Manufacturing Practices established by FDA regulations. This agreement expires on December 31, 2006. If the Cambrex facility were not available for the production of MULTIKINE, CEL-SCI estimates that it would take approximately six to ten months to find or build an alternative manufacturing facility for MULTIKINE. CEL-SCI does not know what cost it would incur to obtain an alternative source of MULTIKINE.

CEL-SCI may not be able to achieve or maintain a competitive position and other technological developments may result in CEL-SCI's proprietary technologies becoming uneconomical or obsolete.

      The biomedical field in which CEL-SCI is involved is undergoing rapid and significant technological change. The successful development of therapeutic agents from CEL-SCI's compounds, compositions and processes through CEL-SCI-financed research, or as a result of possible licensing arrangements with pharmaceutical or other companies, will depend on its ability to be in the technological forefront of this field.

      Many pharmaceutical and biotechnology companies are developing products for the prevention or treatment of cancer and infectious diseases including Introgen Therapeutics, Inc. and ImClone Systems, Inc. which are currently developing drugs for head and neck cancer. Both Introgen and ImClone, as well as many other companies working on drugs designed to prevent, cure or treat cancer, have substantial financial, research and development, and marketing resources and are capable of providing significant long-term competition either by establishing in-house research groups or by forming collaborative ventures with other entities. In addition, smaller companies and non-profit institutions are active in research relating to cancer and infectious diseases and are expected to become more active in the future.

CEL-SCI's patents might not protect CEL-SCI's technology from competitors, in which case CEL-SCI may not have any advantage over competitors in selling any products which it may develop.

      Certain aspects of CEL-SCI's technologies are covered by U.S. and foreign patents. In addition, CEL-SCI has a number of patent applications pending. There is no assurance that the applications still pending or which may be filed in the future will result in the issuance of any patents. Furthermore, there is no assurance as to the breadth and degree of protection any issued patents might afford CEL-SCI. Disputes may arise between CEL-SCI and others as to the scope and validity of these or other patents. Any defense of the patents could prove costly and time consuming and there can be no assurance that CEL-SCI will be in a position, or will deem it advisable, to carry on such a defense. Other private and public concerns, including universities, may have filed applications for, or may have been issued, patents and are expected to obtain additional patents and other proprietary rights to technology potentially useful or necessary to CEL-SCI. The scope and validity of such patents, if any, the extent to which CEL-SCI may wish or need to acquire the rights to such patents, and the cost and availability of such rights are presently unknown. Also, as far as CEL-SCI relies upon unpatented proprietary technology, there is no assurance that others may not acquire or independently develop the same or similar technology. CEL-SCI's first MULTIKINE patent expired in 2000. Since CEL-SCI does not know if it will ever be able to sell MULTIKINE on a commercial basis, CEL-SCI cannot predict what effect the expiration of this patent will have on CEL-SCI. Notwithstanding the above, CEL-SCI believes that trade secrets and later issued patents will protect the technology associated with MULTIKINE.

Although CEL-SCI has product liability insurance for MULTIKINE, the successful prosecution of a product liability case against CEL-SCI could have a materially adverse effect upon its business if the amount of any judgment exceeds CEL-SCI's insurance coverage.

      Although no claims have been brought to date, participants in CEL-SCI's clinical trials could bring civil actions against CEL-SCI for any unanticipated harmful effects arising from the use of Multikine or any drug or product that CEL-SCI may try to develop. Although CEL-SCI believes its insurance coverage of $2,000,000 per claim is adequate, the defense or settlement of any product liability claim could adversely affect CEL-SCI even if the defense and settlement costs did not exceed CEL-SCI's insurance coverage.

CEL-SCI's directors are allowed to issue shares of preferred stock with provisions that could be detrimental to the interests of the holders of CEL-SCI's common stock.

      The provisions in CEL-SCI's Articles of Incorporation relating to CEL-SCI's Preferred Stock would allow CEL-SCI's directors to issue Preferred Stock with rights to multiple votes per share and dividend rights which would have priority over any dividends paid with respect to CEL-SCI's Common Stock. The issuance of Preferred Stock with such rights may make more difficult the removal of management even if such removal would be considered beneficial to shareholders generally, and will have the effect of limiting shareholder participation in certain transactions such as mergers or tender offers if such transactions are not favored by incumbent management.

RISKS RELATED TO THIS OFFERING
------------------------------

Since the market price for CEL-SCI's common stock is volatile, investors in this offering may not be able to sell any of CEL-SCI's shares at a profit.

      The market price of CEL-SCI's common stock, as well as the securities of other biopharmaceutical and biotechnology companies, have historically been highly volatile, and the market has from time to time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies. During the twelve months ended December 31, 2003 CEL-SCI's stock price has ranged from a low of $0.15 per share to a high of $1.75 per share. Factors such as fluctuations in CEL-SCI's operating results, announcements of technological innovations or new therapeutic products by CEL-SCI or its competitors, governmental regulation, developments in patent or other proprietary rights, public concern as to the safety of products developed by CEL-SCI or other biotechnology and pharmaceutical companies, and general market conditions may have a significant effect on the future market price of CEL-SCI's common stock.

Shares issuable upon the exercise of options and warrants, or as a result of sales made in connection with the equity line of credit may substantially increase the number of shares available for sale in the public market and may depress the price of CEL-SCI's common stock.

      CEL-SCI has outstanding options and warrants which allow the holders to acquire up to 15,112,095 additional shares of CEL-SCI's common stock Until the options and warrants expire, the holders will have an opportunity to profit from any increase in the market price of CEL-SCI's common stock without assuming the risks of ownership. Holders of the options and warrants may exercise or convert these securities at a time when CEL-SCI could obtain additional capital on terms more favorable than those provided by the options. The exercise of the options and warrants will dilute the voting interest of the owners of presently outstanding shares of CEL-SCI's common stock. The sale of the shares of common stock issuable upon the exercise of the options and warrants could adversely affect the market price of CEL-SCI's stock.

      In addition, an unknown number of shares of common stock are issuable under a equity line of credit arrangement to Rubicon Group Ltd. As CEL-SCI sells shares of its common stock to Rubicon Group under the equity line of credit, and Rubicon Group sells the common stock to third parties, the price of CEL-SCI's common stock may decrease due to the additional shares in the market. If CEL-SCI decides to draw down on the equity line of credit as the price of its common stock decreases, CEL-SCI will be required to issue more shares of its common stock for any given dollar amount invested by Rubicon Group, subject to the minimum selling price specified by CEL-SCI. The more shares that are issued under the equity line of credit, the more CEL-SCI's then outstanding shares will be diluted and the more CEL-SCI's stock price may decrease. Any decline in the price of CEL-SCI's common stock may encourage short sales, which could place further downward pressure on the price of CEL-SCI's common stock. Short selling is a practice of selling shares which are not owned by a seller with the expectation that the market price of the shares will decline in value after the sale.

      See the "Comparative Share Data" section of this prospectus for more information concerning CEL-SCI's outstanding options, warrants and other convertible notes as well as the equity line and warrants which were granted to Rubicon Group as consideration for extending the equity line of credit.

The sale of shares of common stock which have been registered by CEL-SCI, or the perception that sales could occur, could adversely affect the market price of CEL-SCI's common stock.

      On December 1, 2003 CEL-SCI sold 2,999,964 shares of its common stock to a group of private institutional investors for approximately $2,550,000, or $0.85 per share. CEL-SCI has filed registration statements with the Securities and Exchange Commission so that the 2,995,000 shares sold in December 2003, as well as 14,912,095 shares of common stock which are issuable upon the exercise of outstanding options and warrants, are available for public sale. In addition, an unknown number of shares of common stock may be sold under an equity line of credit arrangement to Rubicon Group Ltd. by means of a separate registration statement filed with the Securities and Exchange Commission.

      The sale of these shares could place downward pressure on the price of CEL-SCI's common stock.


                             COMPARATIVE SHARE DATA

                                                      Number of
                                                        Shares

   Shares outstanding as of February 27, 2004         65,397,019

   Shares to be sold in this offering:                  Unknown


      The number of shares outstanding as of February 27, 2004 excludes shares which may be issued upon the exercise of options or warrants described below.

Other Shares Which May Be Issued:

      The following table lists additional shares of CEL-SCI's common stock which may be issued pursuant to the equity line of credit agreement and as the result of the exercise of outstanding options or warrants issued by CEL-SCI:

                                                      Number of         Note
                                                        Shares        Reference

   Shares issuable upon exercise of warrants          3,886,188            A
   held by private investors

   Shares issuable pursuant to equity line of credit    Unknown            B

   Shares issuable upon exercise of equity line
       warrants                                         395,726            B

   Shares issuable upon exercise of options and      10,553,514            C
      warrants granted to CEL-SCI's officers,
      directors, employees, consultants, and
      third parties

   Shares issuable upon exercise of options             200,000            D
   granted to investor relations consultants

A. In April 2001, CEL-SCI entered into an equity line of credit agreement with Paul Revere Capital Partners. During the term the equity line of credit, which expired in June 2003, CEL-SCI received net proceeds of $2,074,692 from the sale of 5,430,960 shares of common stock pursuant to the terms of the equity line. As consideration for extending the equity line of credit, CEL-SCI granted Paul Revere Capital Partners warrants to purchase 200,800 shares of common stock at a price of $1.64 per share at any time prior to April 11, 2004.

      In August 2001, three private investors exchanged their warrants for CEL-SCI's Series E warrants. As of February 27, 2004 the Series E warrants collectively allowed the holders to purchase up to 570,627 additional shares of CEL-SCI's common stock at a price of $1.19 per share at any time prior to August 16, 2004. In August 2003, in accordance with the terms of the Series E preferred stock, CEL-SCI issued warrants which permit the holders to purchase 23,758 shares of CEL-SCI's common stock at a price of $0.77 per share at any time prior to August 17, 2006.

       In July and September 2002, CEL-SCI sold Series G convertible notes, plus Series G warrants, to a group of private investors for $1,300,000. As of June 30, 2003 all of the Series G notes had been converted into 8,390,746 shares of CEL-SCI's common stock. As of February 27, 2004 the Series G warrants allowed the holders to purchase up to 450,000 shares of CEL-SCI's common stock at a price of $0.145 per share at any time prior to July 12, 2009.

       In January and July 2003, CEL-SCI sold Series H convertible notes, plus Series H warrants, to a group of private investors for $1,350,000. As of December 31, 2003 all of the Series H notes had been converted into 3,233,229 shares of CEL-SCI's common stock. As of February 27, 2004 the Series H warrants allowed the holders to purchase up to 550,000 shares of CEL-SCI's common stock at a price of $0.25 per share at any time prior to January 7, 2010.

      In May 2003 CEL-SCI sold shares of its common stock plus Series I warrants to a strategic partner. As of February 27, 2004 the Series I warrants allowed the holder to purchase 1,100,000 shares of CEL-SCI's common stock at a price of $0.47 per share at any time prior to May 30, 2008.

      On December 1, 2003, CEL-SCI sold 2,999,964 shares of its common stock to a group of private institutional investors for approximately $2,550,000, or $0.85 per share. As part of this transaction, the investors and the sales agent for a number of the investors received Series J warrants which, as of February 27, 2004, allowed the investors to purchase 991,003 shares of CEL-SCI's common stock at a price of $1.32 per share at any time prior to December 1, 2006.

      The warrant exercise price, and the number of shares issuable upon the exercise of the Series G and H warrants are subject to adjustment under those conditions explained in the section of the prospectus entitled "Description of Securities".

B. An unknown number of shares of common stock are issuable under the equity line of credit agreement between CEL-SCI and Rubicon Group, Ltd. As consideration for extending the equity line of credit, CEL-SCI granted Rubicon Group warrants to purchase 395,726 shares of common stock at a price of $0.83 per share at any time prior to September 16, 2008.

      Under the equity line of credit agreement, Rubicon Group has agreed to provide CEL-SCI with up to $10,000,000 of funding over a two year period ending on the date that the registration statement relating to the shares to be sold pursuant to the equity line of credit is declared effective by the Securities and Exchange Commission. During this period, CEL-SCI may request a drawdown under the equity line of credit by selling shares of its common stock to Rubicon Group and Rubicon Group will be obligated to purchase the shares. CEL-SCI may request a drawdown once every 22 trading days, although CEL-SCI is under no obligation to request any drawdowns under the equity line of credit.

      During the 22 trading days following a drawdown request, CEL-SCI will calculate the amount of shares it will sell to Rubicon Group and the purchase price per share. The purchase price per share of common stock will be based on the daily volume weighted average price of CEL-SCI's common stock during each of the 22 trading days immediately following the drawdown date, less a discount of 11%.

      The minimum amount CEL-SCI can draw down at any one time is $100,000. The maximum amount CEL-SCI can draw down at any one time is the lesser of $2,000,000 or the amount equal to:

o 4.5% of the weighted average price of CEL-SCI's common stock for the ninety calendar day period prior to the date of the drawdown request

o multiplied by the total trading volume of CEL-SCI's common stock for the ninety calendar day period prior to the date of the drawdown request.

      Using the formula described above, if CEL-SCI had requested a drawdown on February 27, 2004, the maximum amount CEL-SCI could draw down during the subsequent 22 trading days would be approximately $1,580,000.

      CEL-SCI may request a drawdown by faxing a drawdown notice to Rubicon Group, stating the amount of the drawdown and the lowest daily volume weighted average price, if any, at which CEL-SCI is willing to sell the shares. The lowest volume weighted average price will be set by CEL-SCI's Chief Executive Officer in his sole and absolute discretion.

      If CEL-SCI sets a minimum price which is too high and CEL-SCI's stock price does not consistently meet that level during the 22 trading days after its drawdown request, the amount CEL-SCI can draw and the number of shares CEL-SCI will sell to Rubicon Group will be reduced. On the other hand, if CEL-SCI sets a minimum price which is too low and its stock price falls significantly but stays above the minimum price, CEL-SCI will have to issue a greater number of shares to Rubicon Group based on the reduced market price.

      The following summarizes the drawdowns requested by CEL-SCI under the equity line of credit as of February 27, 2004.

      Date of        Shares            Average Sale       Net Proceeds
       Sale           Sold            Price Per Share      to CEL-SCI
      ------         -----            ---------------     -----------

      01/27/04      101,308               $1.09             $109,000
      02/11/04       92,722               $1.19             $109,000

      The net proceeds to CEL-SCI are net of a $1,000 fee paid to an escrow agent.


C. The options are exercisable at prices ranging from $0.16 to $11.00 per share with a weighted average exercise price of $0.75 per share. CEL-SCI may also grant options to purchase additional shares under its Incentive Stock Option and Non-Qualified Stock Option Plans.

D. CEL-SCI has granted options for the purchase of 200,000 shares of common stock to Investor Relations Group and Jonathan Gelles in consideration for services provided to CEL-SCI. The services provided to CEL-SCI involved the introduction of CEL-SCI to brokers and fund managers and distribution of CEL-SCI's press releases and other information regarding CEL-SCI. The options are exercisable at prices ranging between $1.63 and $2.50 per share with a weighted average exercise price of $1.85 per share and expire between February 2004 and June 2006.

       The shares referred to in Notes A, B and C are being, or will be, offered for sale by means of separate registration statements which have been filed with the Securities and Exchange Commission.

                        MARKET FOR CEL-SCI'S COMMON STOCK

      As of February 27, 2004 there were approximately 2,600 record holders of CEL-SCI's common stock. CEL-SCI's common stock is traded on the American Stock Exchange under the symbol "CVM". Set forth below are the range of high and low quotations for CEL-SCI's common stock for the periods indicated as reported on the American Stock Exchange. The market quotations reflect inter-dealer prices, without retail mark-up, mark-down or commissions and may not necessarily represent actual transactions.

      Quarter Ending           High              Low
      -------------            ----              ----

        12/31/00              $2.54             $1.00
         3/31/01              $3.30             $1.30
         6/30/01              $1.85             $1.16
         9/30/01              $1.94             $1.02

        12/31/01              $1.80             $0.72
         3/31/02              $1.28             $0.52
         6/30/02              $0.56             $0.27
         9/30/02              $0.52             $0.16

        12/31/02              $0.32             $0.19
         3/31/03              $0.27             $0.15
         6/30/03              $1.35             $0.20
         9/30/03              $1.08             $0.61
        12/31/03              $1.75             $0.98

      Holders of common stock are entitled to receive such dividends as may be declared by the Board of Directors out of funds legally available therefore and, in the event of liquidation, to share pro rata in any distribution of CEL-SCI's assets after payment of liabilities. The Board of Directors is not obligated to declare a dividend. CEL-SCI has not paid any dividends on its common stock and CEL-SCI does not have any current plans to pay any common stock dividends.

                              PLAN OF DISTRIBUTION

      CEL-SCI may sell shares of its common stock in and/or outside the United
States: (i) through underwriters or dealers; (ii) directly to a limited number of purchasers or to a single purchaser; or (iii) through agents. The applicable prospectus supplement with respect to the offered securities will set forth the name or names of any underwriters or agents, if any, the purchase price of the offered securities and the proceeds to CEL-SCI from such sale, any delayed delivery arrangements, any underwriting discounts and other items constituting underwriters' compensation, any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers and any compensation paid to a placement agent. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

      CEL-SCI's common stock may be sold:

o    At a fixed price,

o As the result of the exercise of warrants or the conversion of preferred shares, and at fixed or varying prices, as determined by the terms of the warrants, or convertible securities

o    At varying prices in at the market offerings.

o In privately negotiated transactions, at fixed prices which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

     If underwriters are used in the sale, the offered securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. The underwriter or underwriters with respect to a particular underwritten offering of securities to be named in the prospectus supplement relating to such offering and, if an underwriting syndicate is used, the managing underwriter or underwriters will be set forth on the cover of such prospectus supplement. Unless otherwise set forth in the prospectus supplement, the obligations of the underwriters to purchase the offered securities will be subject to conditions precedent and the underwriters will be obligated to purchase all the offered securities if any are purchased.

      If dealers are utilized in the sale of offered securities in respect of which this prospectus is delivered, CEL-SCI will sell the offered securities to the dealers as principals. The dealers may then resell the offered securities to the public at varying prices to be determined by the dealers at the time of resale. The names of the dealers and the terms of the transaction will be set forth in the prospectus supplement relating to the securities sold to the dealers.

      If an agent is used in an offering of offered securities, the agent will be named, and the terms of the agency will be set forth, in the prospectus supplement. Unless otherwise indicated in the prospectus supplement, an agent will act on a best efforts basis for the period of its appointment.

      The securities may be sold directly by CEL-SCI to institutional investors or others, who may be deemed to be underwriters within the meaning of the Securities Act with respect to any resale of the securities purchased by the institutional investors. The terms of any of the sales, including the terms of any bidding or auction process, will be described in the applicable prospectus supplement.

      CEL-SCI may permit agents or underwriters to solicit offers to purchase its securities at the public offering price set forth in a prospectus supplement pursuant to a delayed delivery arrangement providing for payment and delivery on the date stated in the prospectus supplement. Any delayed delivery contract, when issued, will contain definite fixed price and quantity terms. The obligations of any purchaser pursuant to a delayed delivery contract will not be subject to any market outs or other conditions other than the condition that the delayed delivery contract will not violate applicable law. In the event the securities underlying the delayed delivery contract are sold to underwriters at the time of performance of the delayed delivery contract, those securities will be sold to those underwriters. Each delayed delivery contract shall be subject to CEL-SCI's approval. CEL-SCI will pay the commission indicated in the prospectus supplement to underwriters or agents soliciting purchases of securities pursuant to delayed delivery arrangements accepted by CEL-SCI.

      Shares sold in an at the market offering will be limited to 10% of the aggregate market value of CEL-SCI's outstanding voting stock held by non-affiliates of CEL-SCI and will be sold through an underwriter or underwriters, acting as principals or as agents for CEL-SCI. The underwriter of any at the market offering will be named in a prospectus supplement pertaining to the offering.

      Notwithstanding the above, while prospectus supplements may provide specific offering terms, or add to or update information contained in this prospectus, any fundamental changes to the offering terms will be made by means of a post-effective amendment.

      Agents, dealers and underwriters may be entitled under agreements entered into with CEL-SCI to indemnification from CEL-SCI against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments made by such agents, dealers or underwriters.

                            DESCRIPTION OF SECURITIES

Common Stock

      CEL-SCI is authorized to issue 100,000,000 shares of common stock, (the "common stock"). Holders of common stock are each entitled to cast one vote for each share held of record on all matters presented to shareholders. Cumulative voting is not allowed; hence, the holders of a majority of the outstanding common stock can elect all directors.

      Holders of common stock are entitled to receive such dividends as may be declared by the Board of Directors out of funds legally available therefor and, in the event of liquidation, to share pro rata in any distribution of CEL-SCI's assets after payment of liabilities. The board is not obligated to declare a dividend. It is not anticipated that dividends will be paid in the foreseeable future.

      Holders of common stock do not have preemptive rights to subscribe to additional shares if issued by CEL-SCI. There are no conversion, redemption, sinking fund or similar provisions regarding the common stock. All of the outstanding shares of common stock are fully paid and non-assessable and all of the shares of common stock offered as a component of the Units will be, upon issuance, fully paid and non-assessable.

Preferred Stock

      CEL-SCI is authorized to issue up to 200,000 shares of preferred stock. CEL-SCI's Articles of Incorporation provide that the Board of Directors has the authority to divide the preferred stock into series and, within the limitations provided by Colorado statute, to fix by resolution the voting power, designations, preferences, and relative participation, special rights, and the qualifications, limitations or restrictions of the shares of any series so established. As the Board of Directors has authority to establish the terms of, and to issue, the preferred stock without shareholder approval, the preferred stock could be issued to defend against any attempted takeover of CEL-SCI. As of February 27, 2004 no shares of preferred stock were outstanding.

Warrants Held by Private Investors

      In April 2001, CEL-SCI entered into an equity line of credit agreement with Paul Revere Capital Partners. As consideration for extending the equity line of credit, which expired in June 2003, CEL-SCI granted Paul Revere Capital Partners warrants to purchase 200,800 shares of common stock at a price of $1.64 per share at any time prior to April 11, 2004.

      In August 2001, three private investors exchanged their warrants for CEL-SCI's Series E warrants. As of February 27, 2004 the Series E warrants collectively allowed the holders to purchase up to 570,627 additional shares of CEL-SCI's common stock at a price of $1.19 per share at any time prior to August 16, 2004. In August 2003, in accordance with the terms of the Series E preferred stock, CEL-SCI issued warrants which permit the holders to purchase an additional 23,758 shares of CEL-SCI's common stock at a price of $0.77 per share at any time prior to August 17, 2006.

      In July and September 2002, CEL-SCI sold Series G convertible notes, plus Series G warrants, to a group of private investors for $1,300,000. All of the Series G convertible notes have since been converted into shares of CEL-SCI's common stock. As of February 27, 2004 the Series G warrants collectively allowed the holders to purchase up to 450,000 shares of CEL-SCI's common stock at a price of $0.145 per share at any time prior to July 12, 2009. Every three months after December 9, 2003, the exercise price of the Series G warrants will be adjusted to an amount equal to 84% of the average of the 3 lowest daily trading prices of CEL-SCI's common stock on the American Stock Exchange during the 20 trading days immediately prior to the three month adjustment date, provided that the adjusted price is lower than the warrant exercise price on that date.

     In January and July 2003, CEL-SCI sold Series H convertible notes, plus Series H warrants, to a group of private investors for $1,350,000. All of the Series H Convertible notes have since been converted into shares of CEL-SCI's common stock. As of February 27, 2004 the Series H warrants collectively allowed the holders to purchase up to 550,000 shares of CEL-SCI's common stock at a price of $0.25 per share at any time prior to January 7, 2010. Every three months after December 26, 2003 the exercise price of the Series H warrants will be adjusted to an amount equal to 84% of the average of the 3 lowest daily trading prices of CEL-SCI's common stock on the American Stock Exchange during the 15 trading days immediately prior to the three month adjustment date, provided that the adjusted price is lower than the warrant exercise price on that date.

      If CEL-SCI sells any additional shares of common stock, or any securities convertible into common stock at a price below the then applicable exercise price of the Series G or H warrants, the warrant exercise price will be lowered to the price at which the shares were sold or the lowest price at which the securities are convertible, as the case may be. If the warrant exercise price is adjusted, the number of shares of common stock issuable upon the exercise of the warrant will be increased by the product of the number of shares of common stock issuable upon the exercise of the warrant immediately prior to the sale multiplied by the percentage by which the warrant exercise price is reduced.

     If CEL-SCI sells any additional shares of common stock, or any securities convertible into common stock at a price below the market price of CEL-SCI's common stock, the exercise price of the Series G or H warrants will be lowered by a percentage equal to the price at which the shares were sold or the lowest price at which the securities are convertible, as the case may be, divided by the then prevailing market price of CEL-SCI's common stock. If the warrant exercise price is adjusted, the number of shares of common stock issuable upon the exercise of the warrant will be increased by the product of the number of shares of common stock issuable upon the exercise of the warrant immediately prior to the sale multiplied by the percentage determined by dividing the price at which the shares were sold by the market price of CEL-SCI's common stock on the date of sale.

      However, neither the exercise price of the Series G or H warrants nor the shares issuable upon the exercise of the Series G or H warrants will be adjusted as the result of shares issued in connection with a Permitted Financing. A Permitted Financing involves shares of common stock issued or sold:

o    in connection with a merger or acquisition or a strategic partnership;

o upon the exercise of options or the issuance of common stock to CEL-SCI's employees, officers, directors, consultants and vendors in accordance with CEL-SCI's equity incentive policies;

o pursuant to the conversion or exercise of securities which were outstanding prior to July 12, 2002 in the case of the Series G warrants and January 7, 2003 in the case of the Series H warrants;

o    to key officers of CEL-SCI in lieu of their respective salaries.

      In May 2003, CEL-SCI sold shares of its common stock plus Series I warrants to a strategic partner, at prices equal to or above the then current price of CEL-SCI's common stock. As of December 31, 2003 the Series I warrants allowed the holder to purchase 1,100,000 shares of CEL-SCI's common stock at a price of $0.47 per share at any time prior to May 30, 2008.

      In September 2003, CEL-SCI entered into an equity line of credit agreement with Rubicon Group Ltd. in order to establish a possible source of funding for the development of CEL-SCI's technologies. As consideration for extending the equity line of credit, CEL-SCI granted Rubicon Group warrants to purchase 395,726 shares of common stock at a price of $0.83 per share at any time prior to September 16, 2008.

      On December 1, 2003, CEL-SCI sold 2,999,964 shares of its common stock to a group of private institutional investors for approximately $2,550,000, or $0.85 per share. As part of this transaction, the investors and the sales agent for a number of the investors received Series J warrants which, as of February 27, 2004, allowed the investors to purchase 991,003 shares of CEL-SCI's common stock at a price of $1.32 per share at any time prior to December 1, 2006.

      All of the private investors referred to above were accredited investors.

Transfer Agent

     Computershare Trust Company, Inc., of Denver, Colorado, is the transfer agent for CEL-SCI's common stock.

                                     EXPERTS

      The financial statements incorporated in this prospectus by reference from the Company's Annual Report on Form 10-K for the year ended September 30, 2003 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                                 INDEMNIFICATION

      CEL-SCI's Bylaws authorize indemnification of a director, officer, employee or agent of CEL-SCI against expenses incurred by him in connection with any action, suit, or proceeding to which he is named a party by reason of his having acted or served in such capacity, except for liabilities arising from his own misconduct or negligence in performance of his duty. In addition, even a director, officer, employee, or agent of CEL-SCI who was found liable for misconduct or negligence in the performance of his duty may obtain such indemnification if, in view of all the circumstances in the case, a court of competent jurisdiction determines such person is fairly and reasonably entitled to indemnification. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, or persons controlling CEL-SCI pursuant to the foregoing provisions, CEL-SCI has been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

                             ADDITIONAL INFORMATION

      CEL-SCI is subject to the requirements of the Securities Exchange Act of l934 and is required to file reports, proxy statements and other information with the Securities and Exchange Commission. Copies of any such reports, proxy statements and other information filed by CEL-SCI can be read and copied at the Commission's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C., 20549. The public may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. The Commission maintains an Internet site that contains reports, proxy and information statements, and other information regarding CEL-SCI. The address of that site is http://www.sec.gov.

      CEL-SCI will provide, without charge, to each person to whom a copy of this prospectus is delivered, including any beneficial owner, upon the written or oral request of such person, a copy of any or all of the documents incorporated by reference below (other than exhibits to these documents, unless the exhibits are specifically incorporated by reference into this prospectus). Requests should be directed to:

                               CEL-SCI Corporation
                             8229 Boone Blvd., #802
                             Vienna, Virginia 22182
                                 (703) 506-9460

     The following documents filed with the Commission by CEL-SCI (Commission File No. 0-11503) are incorporated by reference into this prospectus:

(1) CEL-SCI's Annual Report on Form 10-K for the fiscal year ended September 30, 2003.

(2) CEL-SCI's Annual Report on Form 10-K/A for the fiscal year ended September 30, 2003.

(3) CEL-SCI's Proxy Statement relating to its March 31, 2003 shareholders' meeting.

(4)  CEL-SCI's report on Form 8-K filed on December 3, 2003.

(5)  CEL-SCI's report on Form 10-Q for the three months ended December 31, 2003.

      All documents filed with the Commission by CEL-SCI pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference into this prospectus and to be a part of this prospectus from the date of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference shall be deemed to be modified or superseded for the purposes of this prospectus to the extent that a statement contained in this prospectus or in any subsequently filed document which also is or is deemed to be incorporated by reference in this prospectus modifies or supersedes such statement. Such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

      Investors are entitled to rely upon information in this prospectus or incorporated by reference at the time it is used by CEL-SCI to offer and sell securities, even though that information may be superseded or modified by information subsequently incorporated by reference into this prospectus.

      CEL-SCI has filed with the Securities and Exchange Commission a Registration Statement under the Securities Act of l933, as amended, with respect to the securities offered by this prospectus. This prospectus does not contain all of the information set forth in the Registration Statement. For further information with respect to CEL-SCI and such securities, reference is made to the Registration Statement and to the exhibits filed with the Registration Statement. Statements contained in this prospectus as to the contents of any contract or other documents are summaries which are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. The Registration Statement and related exhibits may also be examined at the Commission's internet site.

No dealer salesman or other person has been authorized to give any information or to make any representations, other than those contained in this prospectus. Any information or representation not contained in this prospectus must not be relied upon as having been authorized by CEL-SCI. This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, the securities offered hereby in any state or other jurisdiction to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create an implication that there has been no change in the affairs of CEL-SCI since the date of this prospectus.



                                TABLE OF CONTENTS

                                                                        Page

Prospectus Summary...................................................
Risk Factors.........................................................
Comparative Share Data...............................................
Plan of Distribution.................................................
Description of Securities............................................
Experts..............................................................
Indemnification......................................................
Additional Information...............................................


                                  Common Stock

                               CEL-SCI CORPORATION


                                   PROSPECTUS

                                     PART II
                     Information Not Required in Prospectus


Item 14.  Other Expenses of Issuance and Distribution

             SEC Filing Fee                                   $   4,600
             Blue Sky Fees and Expenses                             500
             Printing and Engraving Expenses                        100
             Legal Fees and Expenses                             20,000
             Accounting Fees and Expenses                        20,000
             Miscellaneous Expenses                               4,800
                                                              ---------
                  TOTAL                                         $50,000

             All expenses other than the S.E.C. filing fees are estimated.

Item 25.  Indemnification of Officers and Directors.
          -----------------------------------------

         It is provided by Section 7-109-102 of the Colorado Revised Statutes and CEL-SCI's Bylaws that CEL-SCI may indemnify any and all of its officers, directors, employees or agents or former officers, directors, employees or agents, against expenses actually and necessarily incurred by them, in connection with the defense of any legal proceeding or threatened legal proceeding, except as to matters in which such persons shall be determined to not have acted in good faith and in the best interest of CEL-SCI.

Item 16.  Exhibits

3(a)Articles of Incorporation          Incorporated by reference to Exhibit 3(a)
                                       of CEL-SCI's combined Registration
                                       Statement on Form S-1 and Post-Effective
                                       Amendment ("Registration Statement"),
                                       Registration Nos. 2-85547-D and 33-7531.

 (b)Amended Articles                   Incorporated by reference to Exhibit
                                       3(a) of CEL-SCI's Registration Statement on Form S-1, Registration Nos. 2-85547-D and 33-7531.

 (c) Amended Articles                  Filed as Exhibit 3(c) to CEL-SCI's
     (Name change only)                Registration Statement on Form S-1
                                       Registration Statement (No. 33-34878).

 (d)                                   Bylaws Incorporated by reference to
                                       Exhibit 3(b) of CEL-SCI's Registration
                                       Statement on Form S-1, Registration Nos.
                                       2-85547-D and 33-7531.

4(a) Specimen copy of                   Incorporated by reference to Exhibit
     Stock Certificate                  4(a) of CEL-SCI's Registration Statement
                                        on Form S-1, Registration Nos. 2-85547-D and 33-7531.

5. Opinion of Counsel                                   *
                                        -----------------------------------

10(d) Employment Agreement with        Incorporated by reference to Exhibit
      Maximilian de Clara              10(d) to CEL-SCI's Registration Statement
                                       on Form S-1  (Commission  File Number
                                       333-102639)

10(e) Employment Agreement with       Filed with Amendment Number 1 to CEL-SCI's
      Geert Kersten                   Registration Statement on Form S-1
                                      (Commission  File Number 33-43281).

10(t) Form of Series E Warrant         Incorporated by reference to Exhibit 10.2
                                       to report on Form 8-K dated
                                       August 21, 2001.

10(u) Form of Secondary Warrant        Incorporated by reference to Exhibit 10.3
                                       to report on Form 8-K dated
                                       August 21, 2001.

10(v) Note and Warrant Purchase        Incorporated by reference to Exhibit
      Agreement (together with         10(v) to CEL-SCI's Registration
      Schedule required by             Statement on Form S-3 (Commission File
      Instruction 2 to Item 601        Number 333-76396)
      Regulation S-K) pertaining
      to notes sold in December 2001
      and January 2002

10(vi) Note and Warrant Purchase       Incorporated by reference to Exhibit (vi)
     Agreement (together with Schedule to CEL-SCI's Registration Statement on required by Instruction 2 to Item Regulation S-K) Form S-3
     601 Regulation S-K) pertaining     (Commission File No. 333-97171)
     to Series G notes and warrants

10(vii) Note and Warrant Purchase        Incorporated by reference to Exhibit 10
      Agreement (together with Schedule to CEL-SCI's report on Form 8-K required by Instruction 2 to Item dated January 14, 2003
      601 Regulation S-K) pertaining to
      Series H notes and warrants

10(w) Master Production Agreement     Incorporated by reference to Exhibit 10(w)
    between Company and BioScience    to CEL-SCI's report on Form 10-K/A for
    Contract Production Corp.         year ended September 30, 2003.

10(x) Distribution and Royalty        Incorporated by reference to Exhibit 10(x)
      Agreement with Eastern          to Amendment No. 2 to CEL-SCI's
      Biotech                         Registration Statement on Form S-3
                                      (Commission File No. 333-106879).

10(y) Promissory Note payable to     Incorporated by reference to Exhibit 10(y)
      Cambrex BioScience, Inc.,      to CEL-SCI's report on Form 10-K/A for
      together with Security         year ended September 30, 2003.
      Agreement and amendments.

10(z) Development, Supply and        Incorporated by reference to Exhibit 10(z)
      Distribution Agreement         to CEL-SCI's report on Form 10-K/A for year
      between Company and Orient     ended September 30, 2003.
      Europharma Co., Ltd.

10(aa) Common Stock and Warrant      Incorporated by reference to Exhibit 10
       Purchase Agreement            to CEL-SCI's report on Form 8-K dated
       (together with Schedule       December 1, 2003.
       required by Instruction 2
       to Item 601 Regulation S-K).

23(a) Consent of Hart & Trinen                       *
                                     ___________________________________

  (b) Consent of Deloitte & Touche
        LLP                            -----------------------------------

*     Previously filed

Item 17. Undertakings.
         ------------

         The undersigned Registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement.

             (i) To include any prospectus required by Section l0(a)(3) of the Securities Act of l933;

            (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

           (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement, including (but not limited to) any addition or deletion of a managing underwriter.

    (2) That, for the purpose of determining any liability under the Securities Act of l933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         Insofar as indemnification for liabilities arising under the Securities Act of l933 may be permitted to directors, officers and controlling persons of the Registrant, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                POWER OF ATTORNEY

         The registrant and each person whose signature appears below hereby authorizes the agent for service named in this Registration Statement, with full power to act alone, to file one or more amendments (including post-effective amendments) to this Registration Statement, which amendments may make such changes in this Registration Statement as such agent for service deems appropriate, and the Registrant and each such person hereby appoints such agent for service as attorney-in-fact, with full power to act alone, to exe- cute in the name and in behalf of the Registrant and any such person, individually and in each capacity stated below, any such amendments to this Registration Statement.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of l933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vienna, State of Virginia, on the 2nd day of March, 2004.

                                       CEL-SCI CORPORATION

                                       By: /s/ Maximilian de Clara
                                           ------------------------
                                           Maximilian de Clara, President

         Pursuant to the requirements of the Securities Act of l933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature                            Title                    Date

/s/ Maximilian de Clara                                   March 2, 2004
------------------------      Director, Principal
Maximilian de Clara           Executive Officer


/s/ Geert R. Kersten                                      March 2, 2004
------------------------      Director, Principal
Geert R. Kersten              Financial Officer and
                              Chief Executive Officer

/s/ Alexander G. Esterhazy    Director                    March 2, 2004
--------------------------
Alexander G. Esterhazy


/s/ C. Richard Kinsolving     Director                    March 2, 2004
-------------------------
C. Richard Kinsolving, Ph.D.


/s/ Peter R. Young            Director                    March 2, 2004
------------------------
Peter R. Young, Ph.D.

                               CEL-SCI CORPORATION

                                FORM S-3 EXHIBITS